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EXHIBIT 16


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 21, 2002



Dear Sir/Madam:

We have read the first, second and third paragraphs of Item 4 included in the Form 8-K dated May 21, 2002 of OraSure Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein to the extent such statements relate to Arthur Andersen LLP.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP


cc: Mr. Ronald H. Spair
    Chief Financial Officer
    OraSure Technologies, Inc.